Exhibit 99.2
Final Transcript
Conference Call Transcript
SAFM — Q4 2009 Sanderson Farms Earnings Conference Call
Event Date/Time: Dec 08, 2009 / 04:00PM GMT

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

CORPORATE PARTICIPANTS
Joe Sanderson
Sanderson Farms, Inc. — Chairman & CEO
Mike Cockrell
Sanderson Farms, Inc. — Treasurer & CFO
Lampkin Butts
Sanderson Farms, Inc. — President & COO
CONFERENCE CALL PARTICIPANTS
Farha Aslam
Stephens, Inc. — Analyst
Christina McGlone
Deutsche Bank — Analyst
Christine McCracken
Cleveland Research — Analyst
Akshay Jagdale
KeyBanc — Analyst
Ken Zaslow
BMO Capital Markets — Analyst
Stephen Share
Wisco Research — Analyst
Ken Goldman
JPMorgan — Analyst
Jeff Kanter
UBS O’Connor — Analyst
Heather Jones
BB&T Capital Markets — Analyst
PRESENTATION

Operator
Good day, and welcome to the Sanderson Farms, Inc. fourth-quarter 2009 conference call. Today’s call is being recorded.
At this time, for opening remarks and introductions I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you. Good morning and welcome to Sanderson Farms fourth-quarter and year-end conference call. This morning we reported net income of $19.8 million, or $0.96 per fully diluted share, for our fourth fiscal quarter of 2009. During the fourth quarter of last year we lost $51.9 million, or $2.56 per diluted share. Last year’s $51.9 million net loss included an adjustment of $29.7 million, net of income taxes, or $1.46 per share, to our live and processed inventories to reflect those inventories at the lower of cost or market. No such adjustment is present in this year’s results. For the year-ended October 31, 2009, we reported net income of $82.3 million, or $3.99 per diluted share. For fiscal 2008, we reported a net loss of $43.9 million, or $2.13 per diluted share, which numbers also reflect the inventory adjustment. If you did not receive a copy of the release and accompanying financial summary, they are available on our website at www.sandersonfarms.com.
Before we continue I will ask Mike to give the precautionary statement regarding forward-looking statements.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition, and prospects of the Company. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most-recent annual report on Form 10-K and in the Company’s most-recently filed quarterly report on Form 10-Q. We expect to file our annual report on Form 10-K for the year-ended October 31, 2009, with the SEC on or before December 22, 2009. All forward-looking statements speak only as of today, and are based on our current expectations, beliefs and assumptions, which could change quickly based on many external factors affecting our business. We, of course, take — undertake no obligation to update or revise our forward-looking statements.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you, Mike. While the chicken market was mixed during our fourth fiscal quarter compared to last year’s fourth quarter, the markets were less favorable across the board during the quarter when compared to the third quarter of this fiscal year. However, feed grain prices were also lower during the quarter compared to last year, resulting in improved margins compared to last year. Our net sales for the full year were $1.789 billion, an increase of 3.8%, compared to fiscal 2008. Our increased sales reflect our growth in Waco offset by our production cuts during the year. Fiscal 2009 was a successful year for Sanderson Farms. We returned to profitability during our second fiscal quarter, reported our largest-ever quarterly earnings during our third fiscal quarter, and remained profitable during our fourth quarter despite challenging market conditions. I am proud that we put our Kinston, North Carolina project back on track and am pleased to report the project is moving forward on schedule. We will place our full pullets in North Carolina in April, 2010 and look forward to beginning operations there in January of 2011.
Our success during fiscal 2009 allowed us to pay down a significant amount of debt and there were actually a few weeks during the fourth quarter when we — when the outstanding balance on our revolver was zero. We ended the year with a debt-to-cap ratio under 20%, while our return on average equity was 21%. I’m very proud of the managers, employees and growers at Sanderson Farms who are responsible for this success. I’m also proud of our strong balance sheet, primarily because its strength allows us the flexibility to meet our obligations to our shareholders. That is, we fully recognize our obligation to find ways to increase the value of our shareholders’ investment in Sanderson Farms and our balance sheet has allowed us to move forward the Kinston project to do just that. I also fully believe that our balance sheet strength is a strategic asset in our cyclical business.
I will now ask Lampkin and Mike to provide details on the quarter, and will return to discuss grain and answer your questions when they finish.

Lampkin Butts — Sanderson Farms, Inc. — President & COO
Thank you, Joe, and good morning, everyone. I’m struggling a bit with my voice this morning. I’ll ask your indulgence and apologize. Overall market conditions were improved when compared to our fourth-quarter last year, but market prices were considerably lower than during our third quarter and mixed when compared to last-year’s fourth quarter. The average Georgia dock price during our fourth quarter was approximately 3.8% lower than last-year’s fourth quarter, averaging a $0.847 for the quarter. For the year the Georgia dock averaged $0.865 per pound, which represented an approximately 4% increase over the $0.83 per pound average during fiscal 2008. The Georgia dock price is currently $0.82 per pound. As many of you know, the Georgia dock price is a good indicator of the supply and demand dynamics for products sold to retail grocery stores.
While the spot market price for boneless breast meat produced at our big bird plants has been under significant pressure, owing to the reduced food service demand, the balance of supply and retail grocery demand has held relatively steady through most of this past fiscal year. This balance is reflected in the improvement in the Georgia dock price during fiscal 2009. Bulk leg quarter prices were approximately 29% lower during the quarter compared to last year’s fourth quarter, and decreased approximately 19% for the year. Leg quarters averaged $0.371 per pound during the fourth quarter, and $0.375 per pound for the year, but the current Earnaberry quote is $0.34 per pound. The decrease in leg quarter prices during the quarter reflects the impact of lower overall export demand. Total exports will be down year over year and politics and economics will always influence our ability to meet export demand. This year was no exception. However, we are comfortable with where we are today in our relationship with our export customers, and believe fiscal 2010 will be a lot like 2009.
The market for boneless breast meat has been softening seasonally since July. Prices during our fourth quarter were higher by 6.5% when compared to the fourth quarter a year ago, but were 15.6% lower than during our third fiscal quarter. While boneless prices were higher than last

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

year’s fourth quarter, last year’s fall prices were dismal. The quoted market price for boneless averaged $1.27 per pound during the fourth quarter, $1.34 per pound during the year. The Earnaberry market price for boneless breast is currently $1.24 per pound. While the quoted market price for boneless has remained above $1.20 per pound, boneless was being discounted below $1.00 a pound this fall, mainly during October. The market has stabilized over the past few weeks, and actually moved up slightly the week before Thanksgiving, primarily due to holiday cutbacks. Softness in the boneless breast market continues to reflect weakness in the market for almost all protein consumed away from home. This includes the demand for white meat from our casual dining customers, as well as the softness in the market for chicken from our distribution customers.
Finally, wings have certainly been a bright spot in the chicken markets this year. Jumbo wing prices during our fourth quarter averaged $1.39 per pound, up $0.51 from the average of $0.88 per pound during last-year’s fourth quarter. For the year, jumbo wing prices were higher by 41% from an average of $0.94 per pound during 2008, to an average of $1.32 per pound during 2009. Jumbo wings currently trade $1.52 a pound. When you roll all of this together, our average sales price for poultry products during the full fiscal year was higher by $0.01 per pound over last year, increasing 1.4% for the year ended October 31, 2009, compared to the year ended October 3, of ‘08. This increase of $0.01 per pound in our average sales price for chicken, together with the $0.0278 per pound improvement in our feed costs, contributed to the $0.05 per pound operating margin improvement in our chicken business this fiscal year compared to last year.
Our costs for corn delivered to our feed mills during this year’s fourth quarter were lower than last year’s fourth quarter, decreasing 35%, while the cost for soybean meal increased 4.2% during our fourth quarter compared to last year. For the year we paid over $120.8 million less for feed grain compared to fiscal 2008. Remember that there is a lag in the time it takes for the cost of feed delivered to our mills to show up in our cost of goods sold, because we recognize the cost of grain when chickens that eat that grain are processed. Our feed costs per processed pound of chicken were lower by $0.062, or 19.7%, during this year’s fourth quarter compared to a year ago. For the year feed costs were $0.0278 per pound lower, or 10%.
While market conditions have softened seasonally, weaker markets are also the result of continued demand weakness,but supplies remain in check. Breeder chick placements through the first ten months of calendar ‘09 were down 3.5% compared to the same ten months a year ago, and the projected breeder flock for May, 2010 is down 4.4%. The egg set numbers continue to run behind last year’s numbers. Egg sets through last week have averaged 200 million eggs per week compared to 209 million per week in ‘08, 215 million in ‘07 and 211 million in 2006. We maintain our optimism that the industry is poised for improved market conditions when demand returns from the domestic consumer. We competed well in the industry during 2009 in terms of operating efficiencies and profitability, and our managers will receive bonuses for their work, in keeping Sanderson Farms near the top of our industry. While we did not achieve the top target of our earnings per share goal in fiscal 2009, our employees earned a bonus for achieving a portion of that goal. That said, we have room for significant improvement and we will work hard this year to improve. Like Joe, I congratulate our managers, employees, and growers on their success this year and look forward to improvement during 2010.
And now I’ll turn the call over to Mike for a discussion of the quarter’s financial results.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Thank you, Lampkin. Our financial performance during the fourth fiscal quarter of the year reflects the improved environment that we enjoyed compared to a year ago but still reflects the challenges that our industry faces. Net sales for the quarter totaled $469 million, and that’s up from $460.2 million for the same quarter during fiscal 2008. The increase in net sales reflects sli — the slightly-higher sales price for poultry products compared to last year, described by Lampkin, and a slight increase in pounds sold of less than 1%. For the fiscal year net sales totaled $1.8 billion, and that’s up from $1.7 billion last year. Cost of sales for the year decreased 5.6%, compared to a year ago and totaled $1.6 billion. Our average sales price for poultry products during fiscal 2009 was up 1.4% compared to last year, and the average cost per pound in our poultry business decreased 8.2% compared to last year, reflecting the lower grain costs. For the year, grain costs comprised four point — 47.3% of cost of goods sold, and that compares to 50.1% last year. Our cost of sales for the quarter ended October 31, 2009, decreased 12.8% compared to the same quarter a year ago. This decrease is also the result of lower feed grain costs.
During this year’s fourth fiscal quarter we processed 649.3 million pounds of dressed poultry and sold 641.3 million pounds. We processed 2.43 billion pounds for the year, and sold 2.45 billion pounds. Of the pounds processed during fiscal 2009 1.46 billion, or 60% of our total processed pounds, were processed at our big bird plants, and 965 million pounds, or 40%, were processed at our retail plants. For those of you modeling 2010, we currently expect to process 2.6 billion pounds of dressed poultry during fiscal 2010, which would represent a 7% increase over pounds processed this year. If we run our plants as expected, those pounds would be processed as follows; 619 million pounds in Q1, and 659.7 million pounds in each of Q2, Q3, and Q4. Of course these projections are subject to change as the resul — as a result of weather, changes in target live weights, market conditions, and other factors.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

SG&A expenses for fiscal 2009 were up $10.1 million compared to fiscal 2008. This increase was due in part to the accrual of bonuses and an ESOP contribution, both of which were absent during fiscal 2008.While we paid no bonuses for 2008 and accrued no contributions to the ESOP last year, during 2009 we contributed $6 million to the ESOP, and recognized as corporate SG&A expenses $4.4 million for bonuses under the Company’s bonus award program. SG&A expenses for fiscal 2009 were also larger because of an increase in the accrual for restricted stock grants. These higher costs were partially offset by planned decreases in our marketing budget of $3.3 million. At the end of our fiscal year, the balance sheet reflected stockholder’s equity of $430.7 million and net working capital of $162.7 million. The current ratio was 3.1:1.
Our long-term debt at year end was $103.1 million, and our total debt-to-cap ratio was 19.5%, as of October 31, 2009. Our net debt-to-cap ratio was 18.2%. For the year we spent $25.4 million on capital improvements and paid $11.9 million in dividends. Of the $25.4 million spent on capital improvements during the year, $3.1 million was for our new Kinston complex. As Joe mentioned, our return on average equity for fiscal 2009 was 21%. For fiscal 2009 interest expense was $9 million even, a slight increase from the $8.5 million expense last fiscal year, and reflects our higher average outstanding debt, offset by lower interest costs. Our effective tax rate of 35.5% during fiscal 2009 was a bit lower than our earlier guidance because of a higher charitable contribution carry-forward from fiscal 2008 than we had anticipated, and slightly higher job tax credits than we estimated. Going forward we continue to model an effective tax rate of 36.5%.
We now expect capital expenditures for fiscal 2010 to be approximately $136.5 million, and to be funded by cash on hand, internally generated working capital, and cash flows from operations, and as needed, liquidity provided by our revolving credit facility. Of this total $107.4 million is for the new Kinston complex. The company Continues to have a $300 million unsecured revolving line of credit, of which $251.8 million was available at October 31. Our depreciation and amortization (inaudible) during fiscal 2009 totaled $43.2 million and we are modeling $45 million for fiscal 2010.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you, Mike. Our feed grain costs during fiscal 2009 were significantly lower than during 2008. If we had locked in prices for all of our needs for fiscal 2010 at current values, that is, if using the Chicago Board of Trade price for current and future needs as it closed last night and factoring in the additional volume we will need this year, our cost of grain during fiscal 2010 would be $37.4 million higher than during fiscal 2009. That number consists of $12.1 million in price, and $25.3 million in volume. While that estimate is based on yesterday’s cash market price for grain, I caution anyone building a model that prices have been very volatile, and I expect that volatility to continue. I reported to you on our August call that we had priced none of our 2010 needs as of that date, but would be looking for opportunities during the harvest to begin pricing some of our needs for 2010. We have still not priced a significant portion of our 2010 needs. As you know, this year’s harvest has been slowed by weather. While most believe we will ultimately harvest a record soybean crop and a near-record corn crop, the weather delays have caused higher-than-normal volatility in prices. We continue to believe the harvest will be adequate to meet the needs of corn and soy users, and we will remain patient for the time being.
I agree with Lampkin that current reduced market conditions reflect continued weakness in consumer spending, and consumption of protein away from home. I also continue to believe we will not see meaningful demand improvement for chicken in food service until Americans begin getting their jobs back in large numbers. When that happens, though, I believe the industry, through production cuts that continue to be reflected in reduced egg sets and pullet placements, has put itself in a position to benefit from that demand. I do not have a crystal ball for 2010. but I do know leading indicators point to lower supplies and I believe retail grocery demand will continue to be strong. I can’t say I believe food service demand will be robust during 2010. However, I believe it will improve, but don’t believe improvement will be meaningful until late 2010 or 2011, as unemployment moderates.
That said, I remain optimistic for the long term. We sell a great product that consumers enjoy and can easily afford. Sanderson Farms has outstanding managers who produce that product efficiently for a strong and expanding consumer base. Our balance sheet is strong. We are demonstrating our optimism with a considerable investment in a new complex that will add value for our investors, opportunities for our employees and high-quality products for new customers. With that we will now take your questions.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Sarah, we’re ready to take questions when you are.
QUESTION AND ANSWER

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Operator
Absolutely. (Operator Instructions). We will go first to the site of Farha Aslam with Stephens, Inc. Your line is open, please go ahead.

Farha Aslam — Stephens, Inc. — Analyst
Hi, good morning.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Good morning, Farha.

Farha Aslam — Stephens, Inc. — Analyst
Joe, you had mentioned that you expect the price to be down in 2010., but weights are going up in the industry. Could you share with us your thoughts on the balance between weight and head?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
I don’t expect any significant increase in either one. I think the increase in Agri Stats that showed up in 2009 in weight, was primarily in the tray pac region. There was a nominal increase in the big bird deboning but it was very slight. The tray pac region increased more than anyone else, but it has not changed in about six months now and I think that has topped out. Small bird hasn’t increased any. I don’t really anticipate very much movement in weights any more in 2010. I don’t see any more head until we see some improvement in pricing, so I think head count is going to run close to what we have. You might see a few more headcount beyond this 202 million headcount. You might see that go up a bit for the summer just because everybody anticipates that being a season of improved demand, and there’s a possibility we hear out in the — we hear rumors that there might be a plant or two that may shift some product to big birds, but we don’t know that and we think there may be one company that may be going to double shift a couple of plants, but I don’t expect any major, major changes in 2010.

Farha Aslam — Stephens, Inc. — Analyst
Okay. And in terms of export demand, have you seen export demand pick up in the last few weeks as the dollar has weakened a bit?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
We have. We’ve seen — we believe December pricing is going to be $0.03 to $0.04 higher than November and that is a bit unusual, but it appears that the product we ship in December is going to be some higher than what we priced in November, primarily to Russia and Eastern Europe.

Farha Aslam — Stephens, Inc. — Analyst
Very helpful, and my final question. In terms of SG&A, next year, you have a bonus accrual program, and then also a new plant coming online, can you help us with just some color on where you expect that to come in?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, we — let me speak to the bonus. We paid a bonus on earnings per share and an Agri-Stats bonus this year, and the Agri-Stats bonus, you can go back and look at the 10-K for 200, and it was similar to that. And the ESOP — I mean the earnings per share was — it’ll be be based on a higher threshold for 2010 because our equity is higher, so we work off of — we’ll start with 20% on the beginning equity, which is $430 million, and I don’t know what it was — what was our beginning equity in 2009? $38 million or something like that?

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Yes, $353 million.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
$353 million, so our threshold is going to be a bit higher target for all of us in 2010. And then, Mike?

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Yes, as for the startup in Kinston, for fiscal 2010 model between $3.5 million and $4 million, the plant’s going to start out in January of 2011 and the heavy part of the SG&A that gets booked before the plant starts up will be those last few months before the plant opens, so it may be closer to $3 million, $3.5 million, with the bulk of it being booked next fiscal year, during next November and December, when all of the employees are hired and — or hourly — excuse me, salaried employees are hired and so forth.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
We can —

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
But $3.5 million to $4 million and as we go through the year, we’ll refine that.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes, we can go back and look at Waco and we’ll do that on our next call. We’ll study Wa — look at Waco and see where that — it’s going to be just like the Waco startup.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Which is about that, so just — we’ll refine it as we go through the year. but for — that should be a good number to get started in the model.

Farha Aslam — Stephens, Inc. — Analyst
Okay, thank you very much.

Operator
We will move next to the site of Christina McGlone with Deutsche Bank. Your line is open, please go ahead.

Christina McGlone — Deutsche Bank — Analyst
Good morning, thank you.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Morning.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Christina McGlone — Deutsche Bank — Analyst
Lampkin, I hope you feel better than you sound. (LAUGHTER)

Lampkin Butts — Sanderson Farms, Inc. — President & COO
I feel fine, thanks.

Christina McGlone — Deutsche Bank — Analyst
Joe, I was wondering if you could give an update on Russia in terms of the quotas, the chlorine issue, that I’m not sure if it’s now been deferred from January 1st, and also if you think that we’ll get a Russian premium for like orders next year?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, we think the quota is going to be 590 million — 590,000 metrics tons. It hasn’t been published but that’s what they said and that’s down from 750 million metric tons and we hadn’t — that’s been verbalized, it hasn’t been published, but we think that’s what it’s going to be and we’re okay with that. We think other parts of the world — we knew that was coming, we thought it was going to be be 600,000 and for some reason, they did 590,000 instead of 600,000 and it is what it is and we will be fine with that. And if they need the product and that market gets on fire and the demand is there and those prices get real high, they can change that quota and allow the product — more product in and I suspect they would. And I will also tell you there are other ways that product gets into that country besides through their ports, from time to time, if that market does get real hot, and there is a Russian premium, but I don’t have any idea. It kind of depends on the Russian economy, and last year there was a premium there for about ten months. There is no premium there right now — excuse me — but I would — there has been a premium there most of the time, so based on history I would say, at least part of the year, there should be a premium there.

Christina McGlone — Deutsche Bank — Analyst
And how many plants does Sanderson have approved for Russia?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Three.

Christina McGlone — Deutsche Bank — Analyst
Okay. And then what about the chlorine issue?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
It appears that that has been set aside, but we don’t have an official word on it. But if they put the quota out, it sounds like it has been set aside.

Christina McGlone — Deutsche Bank — Analyst
Okay, thanks, and my — just my last question. I wanted — I was curious about your outlook for breast meat because, as Lampkin said, it firmed a little bit before Thanksgiving and I just wanted to get what you thought about for the rest of the month and then into next year?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

We think that the only reason it firmed was because of production cutbacks. Wouldn’t be surprised if it did that — also, something — during October, breast was trading at $0.20 to $0.25 back of Earnaberry. Right now it is trading $0.10 to $0.15 back of Earnaberry because of cutbacks. Wouldn’t be surprised to see that firm up again before Christmas because there are substantial cuts. We think there’s not going to be — right now, based on employment, we don’t think we see anything in front of us to change the demand for boneless breasts. What we could — the production cuts we see are going to keep boneless about where it is, we think, and about like last year. We get a little better demand in the spring and summer. Maybe the people that do have jobs may be a little more comfortable that they’re going to keep their jobs, but those people that do not have jobs we do not think they’re going to change their behavior about going out to eat and so we don’t see a big change in 2010 from 2009.

Christina McGlone — Deutsche Bank — Analyst
Thank you.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you.

Operator
And we will move next to the site of Christine McCracken with Cleveland Research. Your line is open, please go ahead.

Christine McCracken — Cleveland Research — Analyst
Good morning.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Good morning.

Christine McCracken — Cleveland Research — Analyst
Just relative to the volume estimates that you gave heading into the early spring, are you expecting then — at least from your recent comments, it didn’t sound like you were seeing much of a demand improvement thus far, is there something that gives you more optimism s we head into the spring, or maybe you could put a little color on that. Is that just seasonal?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, what those volumes are is a restoration of our normal slaughter schedule. Last year, during January, February, March, April, and part of May, we were — we had that cutback in place and we’re not going to do that this year. We’re going be at our normal — a little bit less than normal at our big bird operations, but we are going to run at close to normal capacity and we feel like that with the cutbacks, that the industry has, that we won’t be in as near the challenging environment that we were a year ago.

Christine McCracken — Cleveland Research — Analyst
So you’re not expecting any improvement in demand but you expect the competition to stay rational?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
I do.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Christine McCracken — Cleveland Research — Analyst
Okay. Just specifically on the fast food factor, it seems like some of the results the comps have been coming in pretty light. I’m wondering if that’s what you’re seeing, or if you’re seeing any kind of turn-around or improvement in quick serve?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
We don’t have — the only thing we know about quick serve is what we read. We don’t really have acc — we don’t service very much quick service. We don’t do any fast food. We just — and I saw McDonald’s this morning, did you see that.

Christine McCracken — Cleveland Research — Analyst
Yes.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
So we don’t — we do hear about that and it looks like it is tailing off just a bit and it was the last market segment to do that. So we’re not seeing anything positive about quick serve.

Christine McCracken — Cleveland Research — Analyst
So is there an offset? Are you seeing any pickup in the other sectors that might be picking up some of that volume in the sectors you do serve?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
No. It’s stable, Christine, but we have not seen any improvement in it at all. Any — that price improvement that we’ve seen in boneless, November versus October, we think is strictly due to cutbacks.

Christine McCracken — Cleveland Research — Analyst
And it does sound like one of the largest sectors taking breast meat is actually slowing down some?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, I don’t think there’s a lot of breast meat going into quick serve. There’s some tenders, but —

Christine McCracken — Cleveland Research — Analyst
Oh, tenders.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
I think mainly the quick serve is getting the eight piece and the nine piece cut up and some tenders, but they don’t take a lot of breast meat, do they, (inaudible)?

Lampkin Butts — Sanderson Farms, Inc. — President & COO
(inaudible) the fast food (inaudible).

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes, that’s just flat, that’s not doing anything. We service a little bit of that, but that’s just flat. It’s not — some of those people we do service. I was thinking of KFC and Church’s and Popeye’s, which we don’t, but the quick serve, Arby’s and people like that, it’s just flat.

Christine McCracken — Cleveland Research — Analyst
All right, I’ll leave it there. Thanks.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you.

Operator
And we’ll move next to the site of Akshay Jagdale with KeyBanc. Your line is open, please to ahead.

Akshay Jagdale — KeyBanc — Analyst
Good morning.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Good morning.

Akshay Jagdale — KeyBanc — Analyst
How are you doing?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Doing good.

Akshay Jagdale — KeyBanc — Analyst
A couple of questions. The first one, just wanted to push a little bit on — or talk a little bit more about the outlook for industry production. Right now, it looks like the industry is at about 95% utilization, similar to where you are this year. If I’m profitable and I’m a chicken company and I’m underutilized right now, I would be increasing production. So we’ve seen so far all of the production cutbacks and my belief is that most of that is coming from Pilgrim’s Pride, but if you look forward, can you just talk about why you think the industry, other than yourself, is going to be rational in their production outlook going forward?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, I think based on the information we have from Agri Stats from the last two months, 75% of the industry has been profitable and they’ve been profitable since last March, and so if you base it on profitability they would be increasing production right now and they haven’t done it and I think they haven’t done it for a couple of reasons. I think one is every penny that a lot of the people made went straight to the banks. They didn’t have access to those profits. They were paying back debt they incurred in 2008.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

And secondarily, I think another restraint that they have on them is I think a lot of companies are looking for new bankers. I think there are some banks that want to get out of the chicken business and some banks have gotten out of the chicken business, and I think maybe there’s some companies out there that were — got in real trouble in 2008 and they can’t take a chance on going back to full production. They might not have a bank backing them right now. Now, having said that, there are a group of companies that can do anything they want to. There are a group of companies that have been profitable and have no balance sheet issues that are good, good operators, make plenty of money, but there is a segment out there that don’t want to — probably don’t want to be in the chicken business if they could get out of it, and I think that is why you hadn’t seen any more pullet placements or any more egg sales.

Akshay Jagdale — KeyBanc — Analyst
That’s very helpful. The other question is more longer term, looking at your model for big bird deboning, and we’ve heard a lot about other companies trying to expand in that segment. Can you talk to that a little bit? I know you said in the past that operationally, and I know Lampkin is a bit limited in his ability to speak today, but I know operationally you feel comfortable about being in the top 25%, or top 15% on Agri Stats, but over time if there is more entrants into a profitable segments — that segment that should drive profitability down, so I know there’s some people concerned about that. Can you just talk to that a little bit?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, we’ve heard that some other people may move some birds into that market segment and that makes sense. It’s been the most profitable market segment for the last 15 years and I would expect that to happen, and as a result of that, possibly margins could be under pressure in that market segment, and I would expect that. That’s part of it. And — but it’s got a long — that’s something that’s going to happen over years of time, I believe, and it takes a pretty good while to become really good at that. And I believe that the good operators are still going to achieve the best margins, so I’m not really terribly anxious about that right now. But I do — as more people — there hasn’t been a lot of new entrants in that over the last several years. It’s been fairly stable., but I hear that there may be some people going to move some product in that. Now whether they move it into our market segment, or whether they take that product and fabricate the white meat out of it is another story, but they may sell the wings, as we do, and maybe the tenders, as we do, or they may further process the tenders and further process the white meat, I don’t know.
But that’s — to me that’s normal competition and I’m not terribly concerned about it. We’ve been competing against very good people in that market segment for a long time and we’ll compete against some more people over time, and there’s a certain learning curve that goes with it and I’m okay with it, and I’m not going — we’re going to keep on doing it. And as I said, in New Orleans, once we get this Kinston plant up we’re going to be out of balance, big bird to tray pack. It’s logical that the next plant we build is going to be a big bird deboning plant. So we’re going to build another one, probably when our balance sheet says that it’s time to do it, and so — and we believe that the market’s going to get better and it’s going to grow, and it may not grow rapidly, but 1% to 2% a year, and so we’re going to do it ourselves. So I’m optimistic about that.

Akshay Jagdale — KeyBanc — Analyst
That’s very helpful. One last one. Just on the grain side, I know you said the cost per pound is not going to change very meaningfully next year if you would price everything today, but can you just more generally talk about your outlook for corn and soybean meal and what you see in the market, so that we can think about where you stand in terms of taking positions for next year?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, we think the board is a little bit inflated right now because of the late harvest and because of some funds that have bought some contracts like they did in the summer — or spring and summer of 2008 and so — there’s kind of — there’s an uncertainty about the side of the crop a And the crop’s not in the bin and we don’t think we’re going to really know that probably until January. And there’ve been a lot of soybean meal exported and really some beans, and everybody’s guessing that the USDA is going to reduce the carry out on the beans. We think maybe the first half of the year may be a little more bullish on beans and corn and the second half of the year may be — maybe the picture will be — look a little different.
And when you have the South American crop and the plantings for the US — and we think there may be large plantings, both corn and soy, and — but we don’t think we’re going to see cheap corn, or cheap soy. I think there’s a possibility that you could have — the carry out on both of them could be some — a little bit less than what they came out with, but I think values could be some lower than what they are today, but we don’t think we’re going to see $3 corn and $225 meal. But I think today is the wrong time to take a heavy position. I think certainly after January, and maybe

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

even after the March planning report, may be the time to — you might want to buy some, and basis certainly has come down — basis for January, February and March is some lower now than it was earlier on, on both corn and soy, and — excuse me — and we think the board will present better opportunities down the road a little bit and so we’re just being patient right now. Does that answer your question?

Akshay Jagdale — KeyBanc — Analyst
Yes, very much so. Thanks a lot for the comment on the basis, as well. Thanks, I’ll pass it on.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you.

Operator
And we’ll move next to the site of Heather Jones with BB&T Capital Markets. Your line is open, please go ahead. At this time we’re unable to hear you. Please check your mute function or lift your handset.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Heather, where are you?

Operator
Hearing no response, we will move on. We’ll go next to the site of Ken Zaslow with BMO Capital Markets. Your line is open, please go ahead.

Ken Zaslow — BMO Capital Markets — Analyst
Hey, good morning, everyone.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Morning, how you doing?

Ken Zaslow — BMO Capital Markets — Analyst
Doing all right. Hey, I had a couple questions. One is, the wing prices versus breast price, we’re in an unusual situation where wing prices are at such a premium to breast prices. In terms of that, do you think that we’re going to go back to more normal levels? Do you think it’s structural? And if it goes back to more normal levels what will happen between — how will it work? Will wings go down, will breasts go up? How do you see that playing out?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, what you’re doing right now in your processing plant is leaving a little more breast meat on the wing. It’s a crazy thing. You’re untra — you’re training employees differently right now., but it’s a shift and something we’ve never done before. But wings are — my judgment is that after the Super Bowl that wing prices are going to come down from where they are right now, and you would think breast prices in January might start moving up some, but I don’t think breast prices are going to go crazy. I don’t remember exactly what they did last January, but they moved a little bit, didn’t they?

Lampkin Butts — Sanderson Farms, Inc. — President & COO

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

They came down after the Super Bowl, wing prices.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes, I know wing prices did but what did breast price do? They ought to moved some.

Lampkin Butts — Sanderson Farms, Inc. — President & COO
Moved up.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
I don’t have my chart in front of me, but wing prices, if the headcount stays like it is they’re going to be strong all year.

Lampkin Butts — Sanderson Farms, Inc. — President & COO
Here’s ‘08.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes, is that breast?

Lampkin Butts — Sanderson Farms, Inc. — President & COO
Boneless breast.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes, they moved up in January and February. I don’t know, but you would think wing prices would move down some.

Ken Zaslow — BMO Capital Markets — Analyst
But you don’t think it is a relative issue of like wing -?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
No, no,.

Ken Zaslow — BMO Capital Markets — Analyst
You don’t think the premium — you think the markets — because we’ve heard a lot of commentary from industry sources of like how that’s the premium, but you think that matters very little, you think it has individual prices?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes, I don’t think it has anything to do — they go to different restaurants.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Ken Zaslow — BMO Capital Markets — Analyst
Okay, that was kind of my question. The second thing is — and I’ve asked this probability a year or so ago and didn’t know if you’d give any more clarity to this — Sanderson Farms margins are higher than that of the industry’s, clearly. If the industry margins were flat, or nobody was making any money, can you talk about where you guys would be on a profit per pound or some sort of relative, and give examples of what you’re doing, because it’s hard to figure out? This is a quarter that seems to be (inaudible). Somebody did something within Sanderson Farms that was a lot better than what’s happened in the last couple of quarters so I’m just trying to figure out exactly what are you guys doing? Are there still margins? Help me out here in terms of the operational side of Sanderson Farms, not the margins for the industry.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, we don’t — it’s hard to say. We didn’t come in first in Agri Stats, I can tell you that. We’re chasing four or five good companies that did a good job this last year. There were smaller companies that did a great job.

Ken Zaslow — BMO Capital Markets — Analyst
Well, what are you doing? What are you specifically doing to get to the top — I think you said four or five companies —?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, we had a lot of things to do. We identify — we had a management meeting last week and identified a whole litany of things we can do better, and represented millions of dollars each month. It had to do with the egg production and pullet development, and maintenance costs in our plants,and yields in our plants and a lot of sales stuff, and — excuse me — and we identified several million dollars a month that we could do better and we’re going to do it. And we’re going to do — it had to do with [pulls] and grading on pulls, and a lot of stuff we can do better.

Ken Zaslow — BMO Capital Markets — Analyst
Can you give anecdotes or anything to give us a little color on what you’re doing or —?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
No. No, it’d embarrass my managers if I told you. (LAUGHTER) With all that said, too, Ken, and as you know, we put a lot of emphasis on how we perform versus our peers and Agri Stats, that’s why mine and Joe and Lampkin and all of our executive committee and manager’s bonuses are determined. If we finish at the top — and they did well this year. Our managers did very well.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
They’re going to get an Agri Stats bonus. They finished at the top of the industry, but not the top. And as Joe said, we look every year at where we can do better. We can’t quantify each of those items for you right here but I tell you we did last week and everybody’s got these goals to try to get to those top two tore three companies that are still beating us.

Lampkin Butts — Sanderson Farms, Inc. — President & COO
(inaudible). We’ve got work to do.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Yes.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Ken Zaslow — BMO Capital Markets — Analyst
All right. I just figured it’s worth a shot, but I guess you guys are —?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Hey, it was a good shot. It was good.

Ken Zaslow — BMO Capital Markets — Analyst
Trying to figure it out, it had to figure out. There’s the industry margins and then the Sanderson Farms margins and I’m trying to piece them out but it seems like — one day.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, we’re still working at it. I’ve been working at it 41 years and we don’t have it down pat yet.

Ken Zaslow — BMO Capital Markets — Analyst
All right, I appreciate it. Thank you.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you. Thank you very much.

Operator
Thank you. And we will move next to the site of Stephen Share with Wisco Research. Your line is open, p please go ahead.

Stephen Share — Wisco Research — Analyst
Good morning. Mike, I was hoping you could help me out in prepared chicken products. Could you give me the pounds sold and the net sales this quarter?

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
I can. Pounds sold — hold on just a second, let me get it right in front of me. Pounds sold of prepared food 16 million during the quarter, versus 14.9 million last year, or an increase of 1.3. For the year, 69.7 versus 68.6 million a year ago, or a decrease of 3.8 million pounds, or a decrease of 5.5%.

Stephen Share — Wisco Research — Analyst
Okay. And did you say net sales for the quarter?

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
That’s — yes, pounds sold. Goods, for the quarter, sales dollars, $33.6 million this quarter versus $29.9 million for the same quarter a year ago. For the year, $132.9 million versus $134.9 million.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Stephen Share — Wisco Research — Analyst
And how should we think about that business going forward? You’ve had a pretty significant decline the last couple of years. Is that going to be flat here, should it start growing with the rest of the business? How should we look at that just as far as 2010 goes?

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
A couple of things about that. As you may recall, we made a shift at prepared foods where we had a — where half of the space at that plant in Jackson was devoted to what we called our entree department, which is that department took product and made soups and casseroles out of it, and then that — the sales price for that product was higher unit sales price than what we’re doing now. That accounts for some of the decrease in dollars. We converted that space in the plant to a prepared chicken line that batter breads and fries chicken product, and that’s a big reason for the decrease over the last couple of years. Going forward it should look very similar to what it looks like now. They still aren’t sold out full. They’ve had a program to have it sold out full, but the particular customers that that plant targets are the ones that are going through the very difficult time right now, and the volume that they’re pulling is not quite what we anticipated it would be.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
I’ll add on to that. The Foods division had been for years taking product from our plants that was forced into it, and they had to take it and the plant had to sell it to them and it was sold flat priced, and neither one of them liked to deal, and what we did a couple of years ago was turn Foods into a profit center, and they operate independent of our plants. We don’t sell anything out of our plants — fresh poultry plants flat priced so Foods has to go buy their products from other processors and they deal with — they go — they do that, and then they sell it to the food service customers. Do we divulge this in the 10-K, the margins and everything? What do you divulge?

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
In the 10-K, every year — and again, we’ll be filing that at the end of this month — we’ll have some color on that. We’ll divulge the volume and the dollars.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
But our profits were up 50% this year.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Yes, their profits were up substantially.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Even though their volume was down a little bit, their vol — profitability was up 50% and they did a really fine job up there this year, and we want that to be about 10% of our sales and to utilize — go to capacity and we want to add one more line up there and utilize that floor space, but I don’t really — I do not want to — I’m not — they don’t — we’re not going to sell stuff that we don’t make profit on.

Stephen Share — Wisco Research — Analyst
Sure. Sure, that’s great.

Joe Sanderson -—Sanderson Farms, Inc. — Chairman & CEO

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

I don’t care if they sell it or not, we’re not going to sell stuff that we don’t make money on.

Stephen Share — Wisco Research — Analyst
Okay. And I just wanted to shift gears for a second to a cost of feed. I believe you said that costs about $0.062 per pound.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
That was a quarter.

Stephen Share — Wisco Research — Analyst
(inaudible).

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes.

Stephen Share — Wisco Research — Analyst
Okay. So this was the most expensive feed quarter in the year, is that correct, on a per pound basis?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes, that’s correct. Well, no. Yes, last year’s first quarter. No, the first quarter would have been higher. Yes. Yes, the first quarter would have been higher and second and third lower.

Stephen Share — Wisco Research — Analyst
Okay. Okay, that’s helpful. So — but then on the statement about cost of grain, the $12.1 million in price, higher this year if you locked everything in, I assume that’s taking the full-year number, not the quarterly number.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
That’s right. That’s correct.

Stephen Share — Wisco Research — Analyst
Okay, okay. And then just the last thing I wanted to ask is, on China is there any update there as far as the politics of it, any word as far as the saber rattling about quotas and so forth?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Right now, everything’s fine with China. Product’s moving freely and prices are okay and they are doing an investigation. There’s a group in China has — that is doing that anti-dumping investigation and that could — but that’s going to take a while, but right now, everything is fine in China. And have prices moved any on pulls recently? Still flat at $0.70-plus? But nothing — that has quieted down, frankly.

Stephen Share — Wisco Research — Analyst

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Okay. Okay, great. Thanks a lot.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Thanks, Stephen.

Lampkin Butts — Sanderson Farms, Inc. — President & COO
And we will move next to the site of Ken Goldman with JPMorgan. Your line is open, please go ahead.

Ken Goldman — JPMorgan — Analyst
Good morning.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Good morning.

Ken Goldman — JPMorgan — Analyst
So yesterday I was talking to one of your competitors — I joined late on this call, so just tell me if you guys have addressed this already — and your competitor said he’d never seen a time when the price of substitute proteins mattered so much for chicken demand, meaning when pork and beef prices are high, chicken demand rises and vice versa. He’s seeing that to a greater deal than usual and I guess my question is, do you agree with this, and if you do, shouldn’t this be particularly good for chicken demand next year given that pork prices should be a lot higher?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Maybe a little bit. I don’t think — I think people eat some beef, some pork, some chicken and I guess if pork and beef were really sky high it might benefit us some, but I have never — I don’t believe people — when pork is really cheap I don’t believe consumers go in there and buy all pork. I believe they’re going to eat some of everything. We might — during July the 4th and Labor Day we saw, in the west a few more pork features than we normally would have seen, but in the east, it was still chicken. But I’m not — I’m more comfortable when pork and beef are high, but I don’t — I never have seen a direct hard correlation, because I think — I just — and that’s just only true at the retail grocery store, that’s not true at food service because there’s not that much pork anywhere at food service.

Ken Goldman — JPMorgan — Analyst
Right, right, and then one other question. You talked about your next plant after Kinston bird plant, how confident are you that you will build this plant? And if you do build one, when should we think about that opening? Is it the beginning of 2012, or is it just way too early for us to think about timing on that one?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
It’s way too early. Our deal is our balance sheet. We will wait until Kinston is — I was just saying in response to — but it’s logical that that would be our next step, and we’re not through. Kinston’s not the last plant we’re going to build, but our trigger for a new plant will be a clean balance

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

sheet, and we will rebalance and get back toward the most profitable market segment, and it’ll be a marketing decision, and that would make all of the sense in the world for our Company.

Ken Goldman — JPMorgan — Analyst
Okay. Thanks very much, guys.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you very much.

Operator
And we’ll take our next question from Jeff Kanter from UBS O’Connor. Please go ahead.

Jeff Kanter — UBS O’Connor — Analyst
Good morning, everybody.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Morning, Jeff.

Jeff Kanter — UBS O’Connor — Analyst
Just a quick question, Joe. Given the weak food service, the volatility of grain prices, basically what the industry has gone through, why would the industry — it seems like there’s a bias that the industry’s just going to ramp up production any day now, so why would the industry ramp up production to build up a freezer case and take down profits? Why would that happen?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
I don’t think it will. I don’t believe that’s going to happen.

Jeff Kanter — UBS O’Connor — Analyst
Okay. So you’re just going to go and take what the market gives you, essentially, and because it seems like Tyson’s going to do that a little bit, as well, is that correct?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, we are returning to normal production. We cut back significantly for four months last year and our growers were running 25, 28 days without chickens for — excuse me — without chickens for January through — actually for December through April and we’re not going to do that this year. We made significant cutbacks. We’re just going to be at our normal production levels. We’re not ramping up anything.

Jeff Kanter — UBS O’Connor — Analyst
Right.

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
We’re going to be at normal production levels. but we’re not ramping up.

Jeff Kanter — UBS O’Connor — Analyst
Okay.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
I wouldn’t ramp up for anything right now.

Jeff Kanter — UBS O’Connor — Analyst
All right.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
It makes no sense for us to ramp up. Basically, what we see out there is a year of demand similar to 2009, and it doesn’t — there’s no reason to ramp up and my judgment is that there are a lot of pe — based on what we see in Agri Stats, nobody is planning on — pullet placements say no ramp up and what I can glean from Agri Stats, people are not planning on ramping up. I see a lot of information from Agri Stats that tells me nobody’s going to ramp up.

Jeff Kanter — UBS O’Connor — Analyst
(inaudible) you have a disciplined industry —?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
No, they’re not disciplined. They’re not disciplined. They’re just not planning on ramping up.

Jeff Kanter — UBS O’Connor — Analyst
But the supply situation looks good. Generally, are you feeling pretty good about 2010?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes.

Jeff Kanter — UBS O’Connor — Analyst
Okay, final question. Mike, are you — your stock has moved a little bit higher here, are you still planning on going into the market and buying back your stock?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Let me respond to that. My appetite at this level is totally different than it was when it was $37, $38. Does that answer your question?

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Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Jeff Kanter — UBS O’Connor — Analyst
I think so, kind of. Could you be more specific?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, I just don’t have the appetite that — was it at $43.50 this morning?

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
It touched $45 this morning.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Oh, it touched $45? Well I didn’t — it looks different — I don’t quite have the appetite at $40-whatever it is this morning than I did when it was $40 — when we asked the board for the authority4, it was $37, $37.50, I believe, and I think at these levels it — look, it’s a totally different picture.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
That authority goes for several years, and our stated purpose has not changed. It’s still — we’ve been granting some restricted stock and some other equi — we have a couple of equity programs, including the MS management share purchase plan, and that’s allowed the outstanding fully-diluted shares to drift up and we want to reduce the effect of those programs on dilution and we’ll do that. But as Joe said, we’re not quite as hungry for the stock where it is today.

Jeff Kanter — UBS O’Connor — Analyst
All right, but the conversation changes if it goes down, is that correct?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Oh, absolutely.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Oh, absolutely.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
We still have the same stated purpose and have the authority and we’ll do it.

Jeff Kanter — UBS O’Connor — Analyst
Okay. Thank you very much, gentlemen.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Thank you.

Final Transcript

Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Operator
And we will move next to the site of Heather Jones with BB&T Capital Markets. Your line is open, please go ahead.

Heather Jones — BB&T Capital Markets — Analyst
Hello.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Good morning.

Heather Jones — BB&T Capital Markets — Analyst
Sorry about earlier.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
That’s all right, we thought we lost you.

Heather Jones — BB&T Capital Markets — Analyst
You and Lampkin sound like you need to be in a hospital ward together.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Oh, yes. We cau — we were in New York last week.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
I’m thinking about moving to the other end of the table.

Heather Jones — BB&T Capital Markets — Analyst
Seriously.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
We got a bug.

Heather Jones — BB&T Capital Markets — Analyst
I just have one quick question. Earlier you were talking about the meetings you’ve had with your managers, et cetera, and talking about taking, I believe the quote was millions, out of your different costs. And so your other costs, like if you take out feed costs — but just all other costs on an EBIT basis, have been moving down pretty nicely over the last few years, I understand that SG&A will be up next year because of the Kinston plant and all, but would you expect a significant reduction in your other production costs ex-feed?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO

Final Transcript

Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Yes. It’s a — there’s some in live production, there is some in processing. Processing’s going to benefit more than anybody from running normal —

Lampkin Butts — Sanderson Farms, Inc. — President & COO
Weights.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Yes, running on a normal schedule next year, instead of that four months of 7.5-pound chickens and lower headcount, and then we think there’s a good bit of — we have some sales improvements we anticipate we can do, but when you put all of the —

Lampkin Butts — Sanderson Farms, Inc. — President & COO
It’s not just comps, it’s operations —

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
It’s not just comps. It’s product mix, it’s —

Lampkin Butts — Sanderson Farms, Inc. — President & COO
It’s yields.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
— yields.

Lampkin Butts — Sanderson Farms, Inc. — President & COO
(inaudible) cost.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
And when you put it all together it’s a lot of money.

Heather Jones — BB&T Capital Markets — Analyst
Yes, sounds like it could be pennies per pound.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
You know, it — this is Mike, it could be. It’s not likely that you’re going to get all of it for the year.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
For the full year, right.

Final Transcript

Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
You’ll accumulate it by the fourth quarter. This year, we did — we did the same thing a year ago and this year, I don’t remember what it was. Do you remember what the total was we —? We improved — versus Agri Stats we improved $2.5 million or $3 million a month this year versus the year before.

Heather Jones — BB&T Capital Markets — Analyst
Okay.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
And we want to do something like that again in 2010. That’s what we look — that’s how we do it. And the industry improved, too. If you don’t stay ahead of the industry — stay ahead, you have to do that.

Heather Jones — BB&T Capital Markets — Analyst
Right.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
And so we identified a bunch of stuff and that’s what you have to do to stay — because the industry’s improving also.

Heather Jones — BB&T Capital Markets — Analyst
Right. My final question is, I believe you made a comment about expecting 2010 demand to be similar to ‘09 and I understand you don’t have a crystal ball, but just wondering your confidence level with that?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Well, at the end of the day, I don’t have a clue. (LAUGHTER) But I kind of — it looks like unemployment’s going to be similar in 2010 to 2009, but what I think is people are now — the first three or four months of 2009 people were in shock, but it seems like people are living with what this unemployment thing is, and my hope is that the people that do have jobs maybe they may start loosening up a little bit, and in the back half of the year, if they — if people — some people do start getting their jobs back you could see a better situation in the second half, or something building toward 2011. Now, you might see a better — also a better export — a better situation in our export destinations, too. But the thing, if this — did you see CNBC this morning, and see the — I can’t think of her name, the bank analyst, what is the woman’s name? The one from New York. Mere — is it Meredith Whitney?

Heather Jones — BB&T Capital Markets — Analyst
Meredith Whitney.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
She was terribly pessimistic —excuse me — and what she said happens happens, and I think it’s going to make everybody pessimistic again. But anyway, I don’t know. I just think you need to just keep your balance sheet clean and improve your operations, and look at 2010 like — take a conservative posture and plan on 2010 being like 2009 and just be very conservative in your assessment with it and I don’t — nobody’s predicting this unemployment is going to really drop until much later and that’s what I think.

Final Transcript

Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Heather Jones — BB&T Capital Markets — Analyst
Okay. Well, hope you all feel better.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you.

Lampkin Butts — Sanderson Farms, Inc. — President & COO
Thank you.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Sorry we sound so bad. I apologize.

Heather Jones — BB&T Capital Markets — Analyst
Don’t apologize. Hope you feel better.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Thank you.

Operator
And we have a follow up from the site of Ken Zaslow of BMO Capital Markets. Your line is open, please go ahead.

Ken Zaslow — BMO Capital Markets — Analyst
Hey, guys, one other question. Talked about the stock repurchase, why don’t you think your stock’s worth $44 — like this price. That seems like a weird comment that you wouldn’t — I understand your risk — your appetite might change, but why would you take it completely off the table of share repurchase?

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
I didn’t take it off the table. I’m just saying $37 was more appealing to me than $44. We’re just going to sit down and talk about.

Ken Zaslow — BMO Capital Markets — Analyst
I guess what other — how do you assess that $44? I know it is 15% higher.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
It was — the check will be larger, for 600,000 shares. I hadn’t — it’ll be a bigger check. I’d rather buy it at $37 than at 4$4.

Ken Zaslow — BMO Capital Markets — Analyst

Final Transcript

Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

Yes, I think that’s a fair —

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
That’s the only thing.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Ken, what we’ll do — as you know, we’ll buy the stock back pursuant to the — we’re fairly — we have to fol — we’ll follow the rules to the letter, and under the rules we don’t go solicit stock, we don’t go try to find it, we wait for somebody to call us if they’ve got an offer, and they’ll call to make an offer and we’ll evaluate it. We still have the same goal in mind, and that is to eliminate the effect of the dilution on our shareholders, and we’ll do that. I think — not putting Joe’s words in Joe’s mouth, but it may not happen quite as fast as it we wanted it to but it’ll still happen. We plan to do it.

Ken Zaslow — BMO Capital Markets — Analyst
Okay, thank you.

Mike Cockrell — Sanderson Farms, Inc. — Treasurer & CFO
Absolutely.

Operator
We have no further questions in the queue.

Joe Sanderson — Sanderson Farms, Inc. — Chairman & CEO
Good. Thank you for spending time with us this morning and on behalf of everyone at Sanderson Farms we wish you all happy holidays, and a very Merry Christmas, and a happy and prosperous and peaceful new year. Thank you.

Operator
This does conclude today’s teleconference. Thank you for your participation. You may disconnect at any time and have a wonderful day.

Final Transcript

Dec 08, 2009 / 04:00PM GMT, SAFM — Q4 2009 Sanderson Farms Earnings Conference Call

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